CODE OFBUSINESS CONDUCT AND ETHICS

September 2015

INTRODUCTION

The Code of Business Conduct and Ethics (the “Code”) applies to all directors and employees (collectively, “you”) of Brookfield Investment Management Inc., Brookfield Investment Management (UK) Ltd., and Brookfield Investment Management (Canada) Inc. (collectively “Brookfield, “we”, “us”, “our”, “Brookfield” or the “company”). Before you begin your relationship with the company, you must complete the form attached to the Code as Appendix A, which serves as a formal acknowledgement that you have received, read and understood the Code,and will comply with it.

FREQUENTLYASKEDQUESTIONS

WHY DO WE HAVE A CODE?

The Codeserves as a guide for how you should conduct yourself while a member of the Brookfield team.

WHOMUST FOLLOW THE CODE?

All directorsand employeesofBrookfieldmust adhere to the Code.

WHAT ARE YOUR RESPONSIBILITIES?

You have two responsibilities. First, you must follow every aspect of the Code and certify your commitment each quarter. Second, if you suspect someone may be violating the Code you have an obligation to report it. To make a report, followthe section of the Code:“Reports and Complaints”.

HOW WILL I KNOW IF THERE IS A PROBLEM?

The Code attempts to deal with the most common issues that you may encounter, butit cannot address every question that may arise. When you’re not surewhat to do, ask yourself the following questions:

  Isitillegal?
  Doesitfeellikethewrongthingtodo?
  Wouldyoufeeluncomfortableifothersknewaboutit?
  Willithavethepotentialtocreateanegativeperceptionofyouorthecompany?
  Doyouhaveapersonalinterestthathasthepotentialtoconflictwiththe company’sinterest?

If you answer “yes” to any of these questions your proposed conduct may violate the Code and you should ask for help.

HOW SHOULD IASK FOR HELP?

If you have questions about the Code or about the best course of action in a particular situation, you should seek guidance from your supervisor, the compliance departmentor internal legal counsel.

WHAT ARE THE CONSEQUENCES FOR VIOLATING THE CODE?

Violations oftheCodecanvary in its consequences. If you’re anemployee, it could result in areprimand or other disciplinary action, including the termination of your employment at the company for cause. If you’re a director, a violation may necessitate your resignation. Certain violations of the Code also contravene applicable laws and therefore can have severe consequences outside of Brookfield. Depending on your actions, failing to comply could lead to civil or criminal prosecution, which could result in substantial fines, penaltiesand/or imprisonment.

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SUMMARYOFTHECODE’SRULES

BUSINESS CONDUCT

1.	Usecompanyassetsonlyforlegitimatebusinesspurposes.
2.	Protectallconfidentialinformationinthecompany’spossession.
3.	Allintellectualpropertythatyoumayhavearoleincreatingbelongstothecompany.
4.	Thedocumentsofthecompanyareavaluableresourceandmustbeprotected.
5.	Ensurethatthebooksofthecompanyareaccurateandallbusinesstransactionsareauthorized.
6.	Ensurethatthecompanyprovidesfairandaccuratedisclosure.
7.	Dealfairlywiththecompany’sstakeholders.
8.	Exerciseextracautionwhenmanagingthirdpartycapital.

PERSONAL CONDUCT

9.	Useemail,theInternet,telephonesandotherformsoforal/writtencommunicationappropriately.
10.	Becautiousinyouruseofsocialmedia.
11.	Onlyspeakonbehalfofthecompanywhenauthorizedtodoso.
12.	Avoidsituationsinwhichyourpersonalinterestsconflictwiththeinterestsofthecompany.
13.	Exhibitpersonalbehaviorthatisconsistentwithandreinforcesapositiveimageofthecompany.
14.	RememberyourdutiestoBrookfieldwhenparticipatinginoutsideinterests.
15.	Obtainpermissionbeforejoiningtheboardofdirectorsorsimilarbodyofanotherentity.
16.	Donottakecorporateopportunitiesasyourownpersonalopportunities.

POSITIVE WORK ENVIRONMENT

17.	Helpcreateatolerantworkenvironmentfreefromdiscriminationandharassment.
18.	Reportallincidentsofdiscriminationandharassment.
19.	Helpensurethehealthandsafetyoffellowdirectorsandemployees.
20.	Protectoneanother’sprivatepersonalinformation.

LEGAL COMPLIANCE

21. Know and comply with all laws, rules and regulations applicable to your position.

PERSONAL TRADING

22.	Donottradeinanypublicly-tradedsecuritiesifyoupossessmaterialnonpublicinformation.
23.	Donotengageinthe“tipping”ofinformation.
24.	DonottradeinBrookfieldsecuritiesduringablackoutperiod.
25.	Donottradeinnon-Brookfieldsecurities.[1]
26.	Youmustpre-clearallyoursecuritiestrades.[1]

ANTI-BRIBERY AND CORRUPTION; ANTI-MONEY LAUNDERING

27.	Donotgiveorreceivebribes,including“facilitationpayments”.
28.	Interactionswithpublicofficialsrequireenhancedscrutinyandsensitivity.
29.	Donotletjointventurepartners,agents,contractorsorsupplierspaybribesonourbehalf.
30.	Thegivingorreceivingofgiftsandentertainmentshouldbeproportionateand reasonable.
31.	Donotoffercontributionstopoliticalparties/candidatesthatmightinfluenceabusinessdecision.
32.	Donotengageinanylobbyingactivitiesonbehalfofthecompanywithoutspecificauthorization.
33.	Donotsolicit/offerdonationsthatmaysendthemessagethatcomplianceisrequiredforbusiness.
34.	Recordallourtransactionsinacomplete,accurateanddetailedmanner.
35.	Ensurethatouroperationsarenotusedformoneylaundering.

1 Please refer to the Brookfield Personal Trading Policy.

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COMMITMENTTOPROPERBUSINESSCONDUCT

PROTECTINGTHE COMPANY’S ASSETS AND RESOURCES

The company’s assetsare to be usedonlyfor legitimate business purposes.

The company’s assets are meant for business use, not for personal use. We all have a responsibility to protect and safeguard the company’s assets from loss, damage, theft, misuse and waste. If you become aware of loss, damage, theft, misuse or waste of our assets, or have any questions about your proper use of them, you should speak with your supervisor. The company’s name (including its corporate letterhead and logo), facilities and relationships are valuable assets and must only be used for authorized company business and never for personal activities. If you use the company’s assets for personal benefit, or otherwise are careless or wasteful with the company’s assets, you may be inbreach of your duty to the company. You have a responsibility not to abuse company resources for expense reimbursement. Any requests for reimbursement for authorized company expenses must be for legitimate business expenses. If you are unsure whether a certain expense is legitimate, you should speak with your supervisor or refer to thecompany’sTravel and Entertainment Expense Policy.

Confidential informationmustbe protectedat all times.

We must protect confidential information in our possession from disclosure, both information about us and information about other companies and our clients. This includes all confidential memos, notes, lists, records and other documents in your possession. All of these are to be delivered to the company promptly after your employment ceases or at any time uponthe company’srequest, and your obligation to protect this information continues after you leave the company. You must protect hard copies of confidential information that are removed from the office (e.g., to be worked with at home or at external meetings). It is important to use discretion when discussing company business in public places such as in elevators, restaurants, and public transportation, or when using your phone or email outside of the office. You also should be careful not to leave confidential information in unattended conference rooms or in public places where others can access it. While at Brookfield, if you become aware of confidential information about another entity that you know or suspect has been inadvertently disclosed, seek guidance from the Chief Compliance Officer or internal legal counsel before using or acting upon this information.

Intellectual property belongs to the company.

During the course of your employment, you may be involved in the creation, development or invention of intellectual property such as concepts, methods, processes, inventions, confidential information and trade secrets, works of authorship, trademarks, service marks and designs. All such intellectual property and the rights therein, such as copyrights and patents, will be owned by the company. You are responsible for cooperating with the company and providing all necessary assistance to ensure that all intellectual property and related rights become the exclusive property of the company.

The documents of the company are a valuable resource and must be protected.

It is critical that we preserve the integrity of our business records, follow the guidelines set forth in any Brookfield document retention policies and comply with related legal and regulatory requirements. If you are notified that your documents are relevant to an anticipated or pending litigation, investigation

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or audit, you must follow the guidance set forth in the notification you receive from the Chief Compliance Officer orlegal counsel.

ACCURACY OF BOOKS AND RECORDS;PUBLIC DISCLOSURES

Ensure that the books and records of the company are complete and accurate and that all business transactions are properly authorized.

The books and records of the company must reflect all its transactions in order to permit the preparation of accurate financial statements. Employees must never conceal information from (i) an external auditor; (ii) internal audit; or (iii) the audit committee of Brookfield affiliated funds, Brookfield Asset Management or a controlled affiliate. In addition, it is unlawful for any person to fraudulently influence, coerce, manipulate or misleadan external auditor of the company.

The company’s contracts and agreements govern our business relationships. Because the laws governing contracts and agreements are numerous and complicated we have put in place policies and procedures to ensure that any contract entered into by the company has the appropriate level of approval. As a result, employees who enter into contracts or agreements on behalf of the company must have proper authorization and, prior to their execution, these documents must be reviewed by internal legalcounsel where required by policyor practice.

Ensure that the company provides fair and accurate public disclosure.

All employees who are responsible for the preparation of the company’s public disclosures, or who provide information as part of this process, must ensure that disclosures of information are made honestly and accurately. Employees must be aware of and report any of the following: (a) fraud or deliberate errors in the preparation, maintenance, evaluation, review or audit of any financial statement or financial record; (b) deficiencies in, or noncompliance with, internal accounting controls; (c) misrepresentation or false statements in any public disclosure document, such as annual and quarterly reports, prospectuses, information/proxy circulars and press releases; or (d) deviations from full and fair reporting of thecompany’s financial condition.

Additionally, each person who is in a financial reporting oversight role, and their immediate family members, are prohibited from obtaining any tax services from the auditor, irrespective of whether the company or such person pays for the services.

DUTIES TO STAKEHOLDERS

Deal fairly with the company’sstakeholders.

You must deal fairly with the company’s security holders, customers, clients, suppliers and competitors. To preserve our reputation, do not engage in any illegal or unethical conduct when competing.

Exercise extra caution when managing third party capital.

Youmust be careful to avoid even the appearance of impropriety when dealing with asset management clients orin performing anyrelated activities. In this regard, youmust avoid engaging in any activity that could result in an actual, potential or perceived conflict of interest, and avoid any action that may be perceived as a breach of trust.

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COMMITMENTTOPROPERPERSONALCONDUCT

E-MAIL, THE INTERNET,TELEPHONES AND OTHER FORMS OF ORAL AND WRITTEN COMMUNICATION

Usethe company’svarious forms of communication properly and appropriately.

All business matters that involve electronic, written communication must be conducted by employees on the company’s email system or through other systems provided by the company (such as Lync or Bloomberg). You must at all times use our e-mail, Internet, telephones and other forms of communication appropriately and professionally. While we appreciate the need for limited use of these tools for personal purposes, your use should not be excessive or detract from your work. Employees should not email business information to their personal email accounts or maintain a copy of this information on their personal computers or other non-work electronic devices. When using company-provided technologies such as computers, cell phones and voicemail, you should not expect that the information you send or receive is private. Your activity may be monitored to ensure these resources are used appropriately.

Be cautious in youruse of social media.

The company’s social media policy is that, unless you are expressly authorized, you are strictly prohibited from commenting, posting or discussing the company, its customers and clients, and its securities, investments and other business matters onsocial networks, chat rooms, wikis, virtual worlds and blogs (collectively, “social media”). For further details on the appropriate use of social media, you should refer tothe company’sInternet & Social MediaGuidelines.

RESPONDING TO MEDIA,PUBLIC AND OTHER INQUIRIES

Do not speak on behalf of the company unless authorized to do so.

It is important to ensure our communications to the investing public are: (a) timely; (b) full, true and plain; and (c) consistent and broadly disseminated in accordance with all applicable legal and regulatory requirements. You may not make public statements on Brookfield’s behalf unless you have received permission from internal legal counsel. If a shareholder, financial analyst, member of the media, governmental authority or other third party contacts you to request information, even if the request is informal,do not respond to it unless you are authorized to do so. In this event,refer the request to your supervisor or forward the request to an individual at the company employed in investor relations or communications.

Additionally, either during or following your employment or directorship at Brookfield you may be contacted by authorities (e.g., law enforcement, securities regulators, etc.) who are seeking information from you regarding matters relating to Brookfield. Whether you are able to respond to these questions or not, we strongly recommend that for your own protection you do not speak with authorities without first seeking legal advice on your rights and obligations. If you do not know of a lawyer that can assist you in dealing with law enforcement or other authorities, please contact the company’s internal legal counsel who can help you retain counsel.

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CONFLICTS OF INTEREST,FIDUCIARY DUTIESAND PERSONAL BEHAVIOR

Avoid situations in which your personal interests conflictwith the interests ofthe company.

A “conflict of interest” occurs when a person’s private interest interferes, or even appears to interfere, with the interests of the company. You may have a conflict of interest if you are involved in any activity that prevents you from performing your duties to the company properly, or that may create a situation that could affect your judgment or ability to act in the best interests of the company. You should place the company’s interest in any business matter ahead of any personal interest. The best way to judge whether you may have a conflict of interest is to ask yourself whether a well-informed person would reasonably conclude that your interest could in any way influence your decision or performance in carrying out a duty on behalf of the company. To avoid conflicts of interest, identify potential conflicts when they arise and contact the company’s compliance department or internal legal counsel if you are unsure whether aconflict may exist.

Exhibit personalbehaviorthat is consistent with and reinforces a positiveimage of the company.

Your personal behavior, both inside and outside work, should reinforce a positive image of you and the company. It is essential to use good judgment in all your personal and business dealings. You should refrain from engaging in activities that could hurt the company’s reputation, or yours, and that could undermine the relationship of trust between you and the company. Employees who have acted inappropriatelymaybe subject to disciplinary actionup to and including terminationfor cause.

PARTICIPATING IN OUTSIDE INTERESTS

Remember your duties to Brookfield when participating in outsideinterests.

Your participationin any outside interest must not prevent you from adequatelydischarging your duties to Brookfield. Absent permission, do not identify yourself with the company while pursuing personal, political or not-for-profit activities and ensure that when pursuing these outside interests you are not seen to bespeaking on behalf ofthe company.

Obtain permission beforejoiningthe board of directorsor similar bodyof anotherentity.

Before accepting an appointment to the board or a committee of any non-Brookfield entity, employees must receiveapproval fromthehead of their business unitandthecompany’sChief Compliance Officer. Prior approval is not required to serve on boards of charities or nonprofit organizations or small, private family businesses that have no relation tothe company.2 For greater clarity, permission is not needed to serveon the board of a family holding company which is an extension of one’s personal business affairs; however, it is needed to serve on the board of a private operating business with significant operations. When in doubt as to whether you need to obtain permission, ask your business unit head, the company’scompliance department orinternal legal counsel.

2 However, please refer to the Brookfield Personal Trading Policy if your role involves overseeing or making investment decisions.

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Do not takecorporate opportunities as your ownpersonal opportunities.

You are prohibited from taking personal advantage of a business or investment opportunity that you become aware of through your work at Brookfield. You owe a duty to the company to advance its interests when the opportunity arises andyoumust not compete with the company in any way.

COMMITMENTTOAPOSITIVEWORKENVIRONMENT

DISCRIMINATION AND HARASSMENT-FREE ENVIRONMENT

Be committed to creating a tolerant work environment free from discriminationandharassment.

The company has zero tolerance for workplace discrimination and harassment. All directors and employees mustensure that the company provides a safe and respectful environment where high value is placed on equity, fairness and dignity.

“Discrimination” is the denial of opportunity through differential treatment of an individual or group. It does not matter whether the discrimination is intentional; it is the effect of the behavior that matters. Discrimination on the basis of age, color, race, religion, gender, marital status, ancestry, sexual orientation, national origin, disabilityor any other characteristicprotected by law is prohibited.

“Harassment” generally means offensive verbal or physical conduct that singles out a person to the detriment or objection of that person. Harassment covers a wide range of conduct, from direct requests of a sexual nature to insults, disparaging remarks, offensive jokes or slurs. Harassment may occur in a variety of ways and may, in some circumstances, be unintentional. Regardless of intent, all harassment negatively affects individual work performance andour workplace as a whole, and is nottolerated.

You have a duty to report discrimination and harassment.

If you experience or become aware of discrimination or harassment, you have a duty to report it. An employee should report discrimination in accordance with the “Reports and Complaints” section of the Code. Complaints of discrimination or harassment will be taken seriously and investigated. Any employee found to be harassing or discriminating against another individual, or any employee who knowingly condones the discrimination or harassment of another individual, will be subject to disciplinary action up to and including termination for cause. The company reserves the right to discipline employees who knowingly make a false accusation about an innocent party; however, you will not face retaliation for making a good faith report, or assistingin the investigation of a complaint.

SAFE WORKING CONDITIONS

Becommitted to ensuring the health and safety of fellowdirectorsandemployees.

We all have the right to work in an environment that is safe and healthy. In this regard, employeesmust:

(a) comply strictly withalloccupational, health and safety lawsand internal procedures;

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(b)	not engage in illegal or dangerous behaviors, including any acts orthreatsofviolence,even in a seeminglyjokingmanner;
(c)	not possess, distribute or be under the influence of illicit drugs while on company premises or whenconductingcompanybusiness;and
(d)	not possess or use weapons or firearms or any type of combustible material in the company’s facilities,oratcompany-sponsoredfunctions.

The company has zero tolerance towards unsafe behavior of any kind. If you or someone you know is in immediate danger of serious bodily harm, first call local law enforcement authorities and then report the incidentin accordance with the“Reports and Complaints”section of theCode.

SAFEGUARD EMPLOYEE INFORMATION

Protect oneanother’s private personal information.

While at Brookfield, you may provide sensitive personal, medical and financial information to the company. Those with access to this information have an obligation to protect it, whether in paper or electronic format, and use it only to the extent necessary to do their work in accordance with applicable law. Common examples of confidential employee information include: benefits information; compensation information; medical records; and contact information, such as a home address and personaltelephone numbers.

COMMITMENTTOLEGALCOMPLIANCE

COMPLIANCEWITH LAWS,RULES AND REGULATIONS

Know and comply with all laws, rules and regulations applicable to your position.

Many of the company’s activities are governed bylaws, rules and regulationsthat are subject to change. If you have questions about the applicability or interpretation of certain laws, rules or regulations relevant to your duties at Brookfield you should consult the company’s compliance department or internal legal counsel. In the event a local law, custom or practice conflicts with the Code you must adhere to whichever is more stringent. If you know of any of our practices that may be illegal, you have a duty to report it. Ignorance of the law is not, in general, a defense to breaking the law. We expect you to make every reasonable effort to become familiar with laws, rules and regulations affecting your activities and tocomplywiththem. If you have any doubts as to the applicabilityor interpretationof any law, you should obtain advice fromthe company’scompliance department orinternal legal counsel.

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COMMITMENTTOAPPROPRIATEPERSONALTRADING

SECURITIES LAWS,INSIDER TRADINGAND TIPPING

While at Brookfield, you may have access to or become aware ofmaterial nonpublic information, either about Brookfield, Brookfield Asset Management, a controlled affiliate or an unrelated publicly-traded entity. You must not use this information to gain a financial advantage for yourself or others. Doing so is not only a violation of the Code that will result in immediate termination for cause, but is also a serious violation of securities laws and will expose any individuals involved to potential civil and criminal prosecution. If you have questions about securities laws and how they impact you, contact the company’scompliance department orinternal legalcounsel.

Do not trade in the company’s securities and in any other publicly-traded securities if you possess material nonpublic information.

As a rule, if you have materialnonpublicinformation aboutany publicly-traded entityandyoubuy or sell itssecuritiesbefore the information is public then you will have violated insider trading laws.

“Materiality” – Information is “material” if a reasonable investor would consider the information important when deciding to buy, sell or hold that entity’s securities.

“Nonpublic” – Information is “nonpublic” until it has been disclosed and adequate time has passed for the securities markets to digest the information.

Common examples of material nonpublic information include: (i) unannounced mergers or acquisitions; (ii) pending or threatened litigation; and (iii) nonpublic financial results. If you are not sure whether information is“material”or “nonpublic”, consult withthe company’scompliance department orinternal legal counselfor guidance before engaging in atransaction.

Do not engage in the “tipping” of information.

“Tipping” arises when you disclose material nonpublic information to another person and that person either (i)tradesina securityrelated to the informationthat you provided or (ii) provides the information to a third person who then makes a trade in a related security. Tipping is a violation of law, even if you do not personally make a trade or otherwise benefit from disclosing the information. You areprohibited from disclosing material nonpublic information to others outside Brookfield, including relatives and friends. You should also refrain from discussing material nonpublic information with other employees at Brookfieldunless they have a business need to know this information.

Do not tradeduring a blackout period.

Trading blackout periods apply to all directors and employees. Regular blackout periods at both Brookfield Asset Management and its controlled affiliates generally commence at the close of business on the last business day of a calendar quarter and end on the beginning of the first business day following the earnings call discussing the quarterly results. Special blackout periods also may be prescribed from time to time as a result of certain circumstances, such as a significant merger or acquisition. When Brookfield Asset Management or a controlled affiliate imposes internal trading restrictions, no director or employee at Brookfield is permitted to trade in a blacked-out Brookfield securityuntil therestriction has been lifted.

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Prohibitions onsecuritiestrading.

All Employees and their family members are prohibited from making personal trades in marketable securities. Marketable securities include stocks, warrants, rights, options and corporate bonds and debentures. Marketable securities do not include the securities that are enumerated in Part II Section 1. (c) of the Personal Trading Policy. Such persons must delegate their trades in non-Brookfield securities to a blind trust or a professional financial advisor who has full discretion over investment decisions. For more information refer to the company’s Personal Trading Policy or contact the compliance department.

Personal trades inBrookfieldsecurities require preclearance.

All employees (and their family members) must pre-clear trades in both Brookfield securities and Brookfield affiliated securities and receive prior approval from the Chief Compliance Officer before executinganytrade.

COMMITMENTTOANTI-BRIBERYANDCORRUPTIONANDANTI-MONEYLAUNDERING

ZERO TOLERANCE APPROACH TO BRIBERY

Donot give or receive bribes, including “facilitation payments”.

We value our reputation for conducting business with honesty and integrity. It is vital for us to maintain this reputation as it generates confidence in our business by our customers, clients and other persons, which ultimately means it is good for business. We do not pay bribes in furtherance of our business and you are not permitted to pay bribes on our behalf. We have a zero tolerance approach towards bribery. This commitmentcomes from the highest levels ofmanagement and you mustmeet thisstandard.

A “bribe” is anything of value that is offered, promised, given or received to influence a decision or to gain an improper or unfair advantage. Bribery may not always be in the form of cash payments and may takemany other forms, including:

  Non-arm’slengthloansorothertransactions
  Phonyjobsor“consulting”relationships
  Politicalcontributions
  Charitablecontributions
  Gifts,travelandhospitality

Facilitation payments are also a form of bribe and are, therefore, not permitted. “Facilitationpayments” are small payments made to secure or speed up routine actions or induce public officials or other third parties to perform routine functions they are otherwise obligated to perform, such as issuing permits, approving immigration documents or releasing goods held in customs. This does not include legally required administrative fees orfees tofast-track services.

Refer to the company’sAnti-Bribery and Corruption Policyfor further details.

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DEALING WITH PUBLIC OFFICIALS

Interactions with public officials require enhanced scrutiny and sensitivity.

A “public official” is any person who is employed by or is acting in an official capacity for a government, a department, agency or instrumentality of a government, or a public international organization. This includes elected or appointed persons who hold legislative, administrative or judicial positions such as politicians, bureaucrats and judges. It also includes persons who perform public functions such as professionals working for public health agencies, water authorities, planning officials and agents of public international organizations such as the UN or World Bank. A “public official” also may include employees of government-owned or controlled businesses, including sovereign wealth funds. For example, ifagovernmenthas aninterest in a bank and exercises control over the activities of thatbank, then the banking officials are likely to be considered “public officials”.

There is increased sensitivity and scrutiny of dealings with public officials because this has traditionally been an area where bribery activity is more likely to occur. Be cognizant of these risks in your dealings and interactions with public officials and consider how your actions may be viewed. For example, payments to close relatives of public officials may be treated by enforcement authorities as direct payments to the public officials and,therefore,may constitute violations of law.

THIRD-PARTIES

Joint venture partners, agents, contractors and suppliers are not permitted to pay bribes on our behalf.

The company may be prosecuted for failing to prevent bribery by a person associated with it. This includes any person or entity that performs services for or on behalf of the company. Employees should avoid doing business with partners, agents and contractors who do not have a zero tolerance approach to bribery. This means due diligence should be undertaken on contractors, partners and agents to establish their anti-bribery credentials, where warranted by the assessed level of risk. This could include informing these persons (and associated companies) of the company’s anti-bribery and corruption policy, meeting with them to better assess their business practices, and making commercially reasonable inquiries into theirreputation and past conduct. Anti-bribery language should be included in contractor, partner or agency agreements, where appropriate and (to the extent possible), in consultation with internal legal counsel.

GIFTS AND ENTERTAINMENT

The giving or receiving of gifts and entertainment should be proportionate and reasonable for the circumstances.

Gifts (e.g., merchandise) given to or received from persons who have a business relationship with the company are generally acceptable, if the gift is modest in value, appropriate to the business relationship, and does not create an appearance of impropriety. No cash payments should be given or received. Note that many jurisdictions have laws restricting gifts given to public officials or unions or persons associated with public plans. Accordingly, any proposed gift from BIM to a public official or union member or a person associated with a public plan requires preclearance through the compliance department. Please refer to theGift Policy.

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Entertainment (e.g., meals, tickets to sporting events or theatre, rounds of golf) given to or received from persons who have a business relationship with the company are generally acceptable, if the entertainment is reasonable in value, appropriate to the business relationship, does not create an appearance of impropriety and if a representative from the sponsoring organization (the party paying for the entertainment) is present at the event. Note that many jurisdictions have laws restricting entertainment given to public officials or unions. Accordingly, any proposed entertainment from BIM to a public official or union member requires preclearance through the compliance department. Please refer to theGift Policy.

Gifts and entertainment (including meals)that are repetitive, no matter how small, may be perceived to be an attempt to create an obligation to the giver and should be avoided. Employees should not pay for gifts and entertainment (including meals) personally to avoid having to report or seek approval for it. Employees should not give or receive “big-ticket” items, such as travel, conference fees, costs for road shows, or event sponsorships, without prior written authorization from the compliance department or person(s) designated to provide such authorization.

POLITICAL DONATIONS AND LOBBYING

Do not offer contributions to political parties or candidates that might influence, or be perceived as influencing, a business decision.

To ensure that we do not breach the law regarding political donations in any country, all political donations, no matter how small or insignificant, made on behalf of the company (directly or indirectly) must be approved in advance bytheperson(s) designated to approve such donations. Political donations should not be made on behalf of the company in countries in which we do not have a presence. Political donations made by individuals on their own behalf should comply with local laws and regulations. In the U.S., various federal, state, and municipal laws and regulations impose specific restrictions and rules with respect to political contributions, both those made on behalf of the company or made by individuals on their own behalf, which can carry significant penalties for the company for violations. The Brookfield Political Contributions Policy should be consulted and adhered to before making any political contributions on behalf of the company or by individuals on their own behalf.

Do not engage in any lobbying activities on behalf of the company without specific authorization.

The company encourages employeesand directors toengage in public service. However,participation in this regard is to be undertaken as an individual and not as arepresentative of the company.

You should not engage in lobbying activities on behalf of the company without the prior written approval of the company’s compliance department, internal legal counsel or person(s) designated to approve suchactivities. Lobbying activities generally include attempts to influence the passage or defeat of legislation and it may trigger registration and reporting requirements. In many jurisdictions, the definition of lobbying activity is extended to cover efforts to induce rule-making by executive branch agencies or other official actions of agencies, including the decision to enter into a contract or other arrangement. Additionally, the BrookfieldPolitical Contributions Policyshould be consulted and adhered to before undertaking any lobbying activities in the U.S., personally or on behalf of the company.

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CHARITABLE DONATIONS

Do not solicit or offer donations to suppliers, vendors or public officials in a manner which communicates that compliance is a prerequisite for future business.

We encourage our directors and employees to contribute personal time and resources to charities and nonprofit organizations. However, unless the solicitation is supported by the company, you are prohibited from using the company name or company stationery for solicitation of donations. All requests for corporate gifts to charities and other not-for-profit organizations should be approved in advance by the company’s compliance department, internal legal counsel or person(s) designated to approve such donations. Charitable donations made by individuals on their own behalf should comply with local laws and regulations. If you are requested by a public official to make a personal donation to a particular charity, please consult with the compliance department, internal legal counsel or person(s) designated to approvesuch donationsbeforeagreeing to or making the donation.

RECORD-KEEPING

Record all our transactions in a complete, accurate and detailed manner so that the purpose and amount of the transaction is clear.

In addition to prohibiting bribery,some anti-bribery legislation, such as the Foreign Corrupt Practices Act (U.S.), requires proper record-keeping and the establishment and maintenance of internal controls. The purpose of these provisions is to prevent companies from concealing bribes and to discourage fraudulent accounting practices. All transactions must be recorded completely, accurately and with sufficient detail so that the purpose and amount of any such payment is clear. No undisclosed or unrecorded funds or assets of the company should be established for any purpose. False, misleading or artificial entries should never be made in the books and records of the company for any reason.

ZERO TOLERANCE APPROACH TO MONEY LAUNDERING

We must prevent the use of our operations for money laundering or any activity that facilitates money laundering, the financing of terrorism, or other criminal activities.

The company is strongly committed to preventing the use of its operations for money laundering, the financing of terrorism or other criminal activities and will take appropriate actions to comply with applicable anti-money laundering laws. Jurisdictions may publish lists of individuals and organizations that the company is prohibited from accepting funds from or distributing funds to under anti-money laundering laws. Employees are expected to use reasonable care to verify that counterparties are not owned or controlled by, or acting on behalf of, sanctioned governments, groups, individuals or others.

COMMITMENT TOCOMPLIANCE WITH THE CODE

STATEMENT OF COMPLIANCE

Upon joining Brookfield, each director and employee will be provided with a copy of the Code and required to sign an acknowledgement. Each director and employee will also be required to re-certify

14

compliancewith the Code on an annual basis. Annual execution of a Statement of Compliance with the Code shall be a condition ofyourcontinueddirectorship oremploymentwith the company.

REPORTSAND COMPLAINTS

You are strongly encouraged to make good faith reports and complaints.

Internal reporting is critical to the company’s success, and it is both expected and valued. You are required to be proactive and promptly report any suspected violations of the Code, or any illegal or unethical behavior that you become aware of. When making a report, please include specific detailsand back-up documentation where feasible in order to permit adequate investigation of the concern or conduct reported. Vague, nonspecific or unsupported allegations are inherently more difficult to pursue.

There are reporting procedures inplace.

Employees should report violations of the Code to their supervisor, since their supervisor is generally in the best position to resolve the issue. However, you may alternatively contact the company’s Chief Compliance Officeror Internal Counselto report potential Code violations.

You can always report a complaint through the company’s reporting hotline

Our reporting hotline (the “Reporting Hotline”) is managed by an independent third party. The Reporting Hotline allows anyone to report suspected unethical, illegal or unsafe behavior in English and other languages. The Reporting Hotline is available toll-free, 24 hours a day, 7 days a week. Refer to the “Contact Information”section of the Code for the Reporting Hotline phone numbers by jurisdiction.

TREATMENT OF REPORTS AND COMPLAINTS

Complaints will bekept confidential.

Confidentiality of reported violations will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review and subject to applicable law. We would prefer that you identify yourself to facilitate our investigation of any report; however, if you do not feel comfortable doing so you can make an anonymous report.

Complaints willbedealt with appropriately.

The party receiving the complaint must make a record of its receipt, document how the situation was dealt with and file a report with the Chief Compliance Officer, which will be retained for the record. The Chief Compliance Officer will report all illegal and unethical conduct in violation of the Code internally andexternally in accordance with applicable laws and internal governance practices.

You will not experience retribution or retaliation for a complaint made in “good faith”.

No retribution or retaliation will be taken against any person who has filed a report based on the reasonable good faith belief that a violation of the Code has occurred or may in the future occur; however, making a report does not necessarily absolve you (if you are involved) or anyone else of the breach or suspected breach of the Code. The company reserves the right to discipline youif you provide false information or make an accusation you know to be untrue. This does not mean that the

15

information that you provide has to be correct, but it does mean that you must reasonably believe that the information is truthful and demonstrates a possible violation of the Code. If you believe that you have been unfairly or unlawfully retaliated against, you may file a complaint with your supervisor, the Chief Compliance Officeror the company’sinternallegal counsel, orcall theReportingHotline.

DISCIPLINARY ACTION FOR CODE VIOLATIONS

We will impose discipline for each Code violation that fits the nature and particular facts of the violation. If you fail to comply with laws, rulesor regulations governing the company’s businesses, the Code or any other company policy or requirement, you may be disciplined up to and including immediate terminationfor causeand,if warranted, legal proceedings may be brought against you.

WAIVERS

A waiver of the Code will be granted only in very exceptional circumstances. A Code waiver for employeesmust be approved bythe Chief Compliance Officer.

AMENDMENTS

Brookfield’s Board of Directors reviews and approves the Code on at least an annual basis and is ultimately responsible for monitoring compliance with the Code.

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CONTACTINFORMATION

REPORTING HOTLINE

North America - 800-665-0831
United Kingdom - 0808-234-2210

Collect – Worldwide - 770-613-6339

INTERNAL CONTACTS – BROOKFIELD INVESTMENT MANAGEMENT

Chief Compliance Officer	Internal Legal Counsel
Seth Gelman	Jon Tyras
212 549-8415	212 549-8328
Seth.gelman@brookfield.com	Jon.Tyras@brookfield.com

Chief Executive Officer
Craig Noble
312 377-8223
Craig.Noble@brookfield.com

LEGAL NOTICE

The company reserves the right to modify, suspend or revoke the Code and any related policies, procedures, and programs at any time. The company also reserves the right to interpret and amend the Code and these policies in its sole discretion. Any amendments to the Code will be disclosed and reported as required by applicable law.

Neither the Code, nor any of the policies referred to herein, confer any rights, privileges or benefits on any employee, create an entitlement to continued employment at the company, establish conditions of employment for the employee, or create an express or implied contract of any kind between employees and the company. In addition,the Code does not modify theemployment relationshipbetween employees and the company.

The Code is posted on the company’s intranet. The version of the Code on our intranet may be more current and up-to-date and supersedes any paper copies, should there be any discrepancy between paper copies and what is posted online.

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Appendix A

BROOKFIELDINVESETMENTMANAGEMENT

CODE OF BUSINESS CONDUCT AND ETHICS
STATEMENT OF COMPLIANCE

All directorsand employees must complete this Statement of Compliance or certify the company’s electronic Statement of Compliance through the company’s web-based compliance program.

I have received, reviewed and understand the Code of Business Conduct and Ethics (the “Code”) of Brookfield Investment Management Inc., Brookfield Investment Management (UK) Ltd., and Brookfield Investment Management (Canada) Inc. (the “company”) for directorsand employees.

I hereby agree to comply with the Code, including its provisions for nondisclosure of information both during and after appointment or employment.

To the best of my knowledge, I am not involved in any situation that conflicts or might appear to conflict with the Code.

I also agree to notify my supervisor or the Chief Compliance Officer of the company immediately of any change that might adversely affect my compliance with the Code.

Name:

(Please print)

Company:

Position Title:

Branch/Department:

Location:

Date and Signature:

(mm/dd/yy)

(Signature)

Code of Business Conduct and Ethics –September2015

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PERSONAL TRADING POLICY

September 2015

TABLEOFCONTENTS
Page
INTRODUCTION	1
CONSEQUENCESOFNON COMPLIANCE	1
APPLICATIONOFTHISPOLICY	3
COMMUNICATIONANDREPORTING	3
PARTI – GENERALPROHIBITIONSAPPLICABLETOACCESSPERSONS	4
1. SecuritiesLaws	4
2. ProhibitedSecurities	6
PARTII – ADDITIONALRULESAPPLICABLETOACCESSPERSONS	8
1. PersonalTrading	8
2. InternalReportingObligations	9
PARTIII –REVIEWBYTHEBOARDOFDIRECTORS	10
PARTIV – ADDITIONALRULESAPPLICABLETODIRECTORS	11
PARTV – MISCELLANEOUS	11
APPENDICES
AppendixA –ComplianceandLegalContactInformation	A 1
AppendixB – AssociatedCompaniesandEntities	B 1
AppendixC – InsiderReportingGuidelines	C 1
AppendixD – ReportableAccounts	D 1
AppendixE –WrappertoPersonalTradePolicy	E 1

PersonalTradingPolicy –September2015

i

INTRODUCTION

This Personal Trading Policy (“this Policy”) applies to all directors, officers, employees, trustees and advisory persons1 (collectively, “Access Persons”) of Brookfield Investment Management Inc., Brookfield Investment Management (UK) Ltd., and Brookfield Investment Management (Canada) Inc. (collectively, “BIM”“we”,“us”,“our”orthe“Company”).

Note that the activities of your spouse, partner and family members who live in the same dwelling as you (collectively, “Family Members”) are also subject to the restrictions set out in this Policy. You are responsibleforensuringcompliancebyyourFamilyMembers.

The objective of this Policy is to provide guidance on when it is permissible for Access Persons of the Company, and their Family Members, to trade in securities2 for their respective personal accounts (and accounts over which they have trading authority or exercise similar influence), when such actions are prohibited, and the protocol to be followed when personal trading is conducted. In all cases, this Policy is designed with a view to avoid the risk of situations arising whereby you and/or the Company could be harmedthroughdamagedreputationorlegalaction.

For the purposes of this Policy, your personal trading activities are consideredto include your own trading activities and those of your Family Members, as well as activities in any other account(s) over which you and/or your Family Members have trading authority or exercise similar influence other than in the course of employment (e.g. this Policy applies to your activities as the treasurer or investment officer of a charitable organization or foundation or acting as an informal investment advisor for relatives, friends or investmentclubs).

This Policy applies not only during the course of your tenure with the Company, but also after the completion or termination of such service to the extent that you possess material non public information (asdefinedbelow)atthetimesuchserviceis completed.

If you have questions regarding the application of this Policy or about the best course of action in a particular situation, you should seek guidance from the Company’s internal legal counsel or compliance department(SeeAppendixA).

CONSEQUENCESOFNON COMPLIANCE

As is the case with policies of this nature, it is important to use common sense. If a securities trade becomes the subject of scrutiny, it will be viewed after the fact with the benefit of hindsight and may expose you to the risk that the trade was improper,either becausea real or perceived conflict of interest

1 Advisory personmeansany employeeof BIMor ofany companyinacontrol relationshiptoBIM,who,in connection with his orherregularfunctions or duties, makes,participates inorobtains informationregarding thepurchaseor sale of securities by BIMclients or obtains informationregarding theportfolioholdingsof anyreportable fund, or whosefunctions relate toanyrecommendations with respect to such purchases orsales andany natural personina control relationshipwithBIMwhoobtainsinformationregardingthepurchaseorsaleof securities orinformation regardingtheportfolio holdings ofanyreportablefund.

2 “Securities”include,butarenot limitedto, common shares,preferred shares, notes,bonds, convertible securities, derivatives,andpartnershipand fund units.

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existed, the tradeviolated securitieslaws, or otherwise. Beforeengagingin any trade, you shouldcarefully considerhowthetrademaybeconstruedwiththebenefitofhindsight.

Violationsof this Policy can have severe consequences. Any violation of this Policy shall be subject to the imposition of such sanctions by the Chief Compliance Officer3 as the Chief Compliance Officer deems appropriate under the circumstances to achieve the purposes of this Policy, provided, however, if the sanctions include suspension or termination of employment, such suspension or termination must be approvedby theBoardofDirectors.

If you (or a Family Member) trade contrary to what is permitted in this Policy, or fail to pre clear a trade when required, you may be asked to cancel or reverse the trade and/or your trading privileges may be suspended for a specified amount of time. If required to reverse or cancel a trade, you (or a Family Member), would be responsible for any trading losses, while the Company reserves the right to compel you (or a Family Member)to forfeit any tradinggains to the Company. A tradingviolationcould also result indisciplinaryactionuptoandincludingdismissalforcause,dependingupontheseverityoftheviolation.

Additionally, the criminal and civil consequences of violating securities laws such as the prohibitions on insider trading and “tipping” (see page 4), or a failure to file an insider report on a timely basis, can be severe and may include sanctions, substantial jail terms and penalties of several times the amount of profits gained or losses avoided. The Company’s policy is that its directors, officers and employees must comply with all securities laws, so in addition to the legal consequences associated with breaching securitieslaws,theCompanyreservestherighttotakeitsownactions.

For your protection,the Companystrongly encouragesyou and your Family Membersto considerhaving your personalfinancialinvestmentsmanagedthroughblind trusts or by thirdpartyprofessionalfinancial advisorswhohavefulldiscretionovertheinvestmentdecisionsfortheaccount.

APPLICATIONOFTHISPOLICY

Access Persons are required to conduct personal trading activities in compliance with securities laws, Brookfield’sCodeofBusinessConductandEthicsandthisPolicy.

COMMUNICATIONANDREPORTING

Upon joining the Company, you will be provided with a copy of this Policy and will be asked to certify compliance with this Policy on an annual basis. You may also have ongoing internal or external reporting obligations,asnotedinthisPolicy.

3 The “Chief ComplianceOfficer”is theperson designated bytheCompany’sBoardofDirectors to monitor the overall compliance withthis PersonalTradingPolicy.

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PARTI – GENERALPROHIBITIONSAPPLICABLETOACCESSPERSONS

1.	SecuritiesLaws
	a)	InsiderTrading
As a rule, if you have “material” “non public” information about any entity, and if you directly or indirectly through any person acting on your behalf, buy or sell securities of that entity before the informationis public or no longermaterial, thenyouwill have violatedsecuritieslaws. Such trades arethereforenotpermittedunderthisPolicy.
Information about an entity is “material” if a reasonable investor would consider the information importantwhendecidingtobuy,sellorholdthatentity’ssecurities.
Information is “non public” until it has been generally disclosed and adequate time has passed for thesecuritiesmarketstodigesttheinformation.
Common examples of material non public information include: (i) advance notice of changes in senior management; (ii) unannounced mergers or acquisitions; (iii) significant pending or threatenedlitigation;and(iv)non publicfinancialresults.
If you are not sure whether information is material or non public, consult with the Company’s internallegalcounselorcompliancedepartmentforguidancebeforeengaginginatransaction.
	b)	Tipping
“Tipping” arises when you disclose material non public information about any publicly traded entity to another person and that person either: (i) trades in a security related to the information that you provided; or (ii) provides the information to a third person who then makes a trade in a related security. Tipping is a violation of law, even if you do not personally make a trade or otherwise benefit from disclosing the information. You are prohibited from disclosing material non public information to others outside the Company, including relatives and friends. You should also refrain from discussing material non public information with others within the Company unlesstheyhaveabusinessneedtoknowthisinformation.
	c)	TradingAdvice
	If	you have material non public information about the Company or an entity with which the
	Company	does business, or may do business with, or the Company has invested in, you are not
	permitted	to give tradingadvice of any kind to anyone outsidethe Company,includingrelativesor friends,whileinpossessionofthatinformation.
	d)	TradingDuringaTradingBlackoutPeriod

You are not permitted to, directly or indirectly through any person acting on your behalf, buy or sell securities or funds of the Company, Brookfield Asset Management Inc. and its affiliates (collectively,“Brookfield”),includingbut not limitedto securitiesof the issuerslisted in AppendixB (“Brookfield Securities”), during a trading blackout period. Trading blackout periods apply to all Access Persons and generally occur during periods when financial statements are being prepared but results have not yet been generally disclosed. Also, from time to time, other types of material non public information regarding Brookfield (such as negotiations of mergers, acquisitions or

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may be pending and not be publicly disclosed. While such information is pending,

prohibition on trading during a blackout period also applies to any securities issued pursuant
Brookfield’s automatic dividend reinvestment plan (“DRIP”). An Access Person may not make election under the DRIP during a blackout period, including an election to enter into the DRIP exit the DRIP. Individuals seeking to participate in the DRIP must elect to enter into the DRIP non blackoutperiod.
thecloseofbusinessonthe last businessday ofa
and end on the beginning of the first business day following the earnings call discussing quarterly results. Blackout periods may also be prescribed from time to time as a result of circumstances relating to Brookfield. When Brookfield imposes a trading blackout on a
AccessPersonis permittedto tradein the blackedout securityuntil the restrictionhas lifted. Consult internal legal counsel or the compliance department for information on you are prohibited from exercising stock options for cash during a blackout period, you not prohibitedfrom exercisingstock optionsduringa blackout periodif suchexerciseresultsin the“strikeprice”does not vary with the marketbut is fixed
the terms of the optionagreementor the plan. Upon the acquisitionof suchsecurities,you are subject to the applicable blackout period. Notwithstanding the foregoing, Reporting Insiders defined below in Part II herein) may not exercise options during a blackout period for certainvery limited circumstances,you may be permittedto sell Brookfieldsecurities directly to
(or a Brookfield entity, as applicable) during a blackout period, subject to a limitation the price is not greater than the average closing price over the preceding 20 trading days, or otherwisetradein suchsecuritiesduringa blackoutperiod.Thesetransactionswill be permitted in special circumstances and must be approved in advance by the Chief Compliance Officer
ChiefExecutiveOfficer(”CEO”)or ChiefFinancialOfficer(“CFO”)ofBrookfield(or, in
case of the securities of a publicly traded controlled affiliate of Brookfield, the CEO or CFO of
.
e)	OtherProhibitedTransactions
Hedging Transactions – You are prohibited from selling short public securities issued by Brookfield, including but not limited to securities of the issuers listed in Appendix B
(“Brookfield Securities”), or buying or selling call or put options or other derivatives in respect of Brookfield Securities. You are also prohibited from entering into other transactions which have the effectof hedgingthe economicvalue ofany direct or indirectinterestsin Brookfield’s common equity. This prohibition includes your participation in Brookfield’s long term stock ownershipplans unlesssuchtransactionsare executedand disclosedin full compliancewithall applicableregulationsand have been previouslyapprovedby the Chief ComplianceOfficer and either the CEO or CFO of Brookfield (or, in the case of the securities of a publicly traded controlled affiliate of Brookfield, the CEO or CFO of such affiliate), and if such officers deem appropriate,theGovernanceandNominatingCommitteeoftheBoard.
Short term Trading – You may not purchase or sell Brookfield Securities with the intention of resellingorbuyingthembackinarelativelyshortperiodoftimeintheexpectationofariseor

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  fall in the market price of the securities (as opposed to purchasing or selling Brookfield Securities as part of a long term investment program). Once purchased, a Brookfield Security must be held for at least 90 days from the date of the trade unless acquired pursuant to the exerciseofrightsundera stockoptionplan.Similarly,oncesold,a BrookfieldSecuritymustnot be repurchased for at least 90 days from the date of the trade unless acquired pursuant to a grantunderanexecutivecompensationplan.
  Pledgingof Securities– BrookfieldSecuritiesmustnotbe pledgedas collateralforaloanunless such transactions are executed and disclosed in full compliance with all applicable regulations andhave beenpreviouslyapprovedby the ChiefComplianceOfficerand eitherthe CEO or CFO of Brookfield (or, in the case of the securities of a publicly traded controlled affiliate of Brookfield, the CEO or CFO of such affiliate), and if such officers deem appropriate, the GovernanceandNominatingCommitteeoftheBrookfieldBoard.
  “Phantom” Stock Options – Brookfield may, from time to time, establish so called “phantom” optionplans,whereanindividualmaybe eligibleto receivea cashbonusbasedonthevalueof a stated number of Brookfield’s securities at any specified period of time. No individual may exerciseentitlementsundera“phantom”stockoptionplanduringablackoutperiod.
  “Deferred Share Units” / “Restricted Share Units” – Although Deferred Share Units and Restricted Share Units of Brookfield (collectively, “Units”) are not technically securities, for reputational reasons Units are subject to all the same restrictions as Brookfield securities.
  Therefore, no individual may hedge against their Units or pledge their Units as collateral for a loan without the approval of the BIM Chief Compliance Officer and the CEO or CFO of Brookfield (or, in the case of the securities of a publicly traded controlled affiliate of Brookfield, the CEO or CFO of such affiliate). Notwithstanding the foregoing, Units may be issued during blackout periods and Units shall be settled in the ordinary course in accordance with the respective award agreements, whether or not such settlement occurs during a blackoutperiod.

2) ProhibitedSecurities

Effective November 1, 2015, Access Persons and their Family Members4 are prohibited from conducting personal securities transactions in “Marketable Securities at any time. Marketable Securitiesinclude:

• • • • •	Stocks Warrants Rights Options CorporateBondsandDebentures

Marketable Securities do not include the securities that are enumerated in Part II Section 1. C. herein,orBrookfieldSecurities.

4 A Family Member whose primary occupation is in professional investment management or securities trading is permitted to trade if he or she is conducting such transactions on behalf of non Family Member third parties (alongside a limited amount of the Family Member’s own funds) in such capacity and is not subject to the preclearanceor reportingrequirements ofthis Policy.

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AccessPersons and their FamilyMembersmust delegateany such activity in MarketableSecurities to: (i) a blind trust; or (ii) a professional third party financial advisor who has full discretion over investmentdecisionsand for which no tradinginstructionsare givenother thancustomarygeneral clientinvestmentobjectivesandsimilarinformation.

An Access Person may contact the Chief Compliance Officer or his designee to request an exemption on behalf of his or her Family Member(s) only to permit such Family Member(s) to trade in Marketable Securities, which, if granted, will be noted in the Access Person’s file. The Companyreservestherightnottoapproveanexemptionrequest.

The following is a non exhaustivelist of factors that will be considered in determining whether to grantanexemption:

(a)	A Family Member is employed or otherwise affiliated with an issuer of Marketable Securities (e.g., a Family Member is employed by a bank and seeks to trade in securities issuedbythebankoritsaffiliates);or
(b)	A Family Member invests his or her funds in Marketable Securities for themselves or on behalfofothers,otherthantheAccessPerson.

In receivingan exemption,an AccessPersonwill be requiredto certifyperiodicallyto the Company that the Access Person: (i) has not shared any securities information with the Family Member trading in Marketable Securities; and (ii) has no involvement in the trading of Marketable Securitiesby theFamilyMember.

In the event that an exemption is granted under (b) above, an Access Person must pre clear all personaltradesinMarketableSecuritiesmadeby anexemptFamilyMemberandprovidecopiesof account statements for the accounts in which such trades are made. Approved transactions must be executed by the end of the second business day following the receipt of such approval. Securities in connection with an initial public offering or private placement also require pre clearance, approval for which will be granted or denied within 24 hours of the request being submitted and may involve an additional request for information from the Chief Compliance Officerorhisdesignee.

Access Persons and/or their Family Members may have ownership positions in Marketable Securities that predate November 1, 2015, joining the Company, and/or becoming an Access Person. In addition, subsequent to November 1, 2015, Access Persons and/or their Family Members may receive gifts or bequests of Marketable Securities. All such holdings of Marketable Securitiesmust be disclosedto the compliancedepartmentas soonas practicable,if they have not been disclosed already, so that they may be recorded as grandfathered Marketable Securities. Shouldthe AccessPersonor a FamilyMemberwantto sell one of these grandfatheredMarketable Securities, pre clearance approval must be sought through the Company’s automated trade approval system. Approved transactions must be executed by the end of the second business day followingthereceiptofsuchapproval.

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PARTII – ADDITIONALRULESFORACCESSPERSONS

1.	PersonalTrading
ThefollowingadditionalrulesgovernthepersonaltradingofallAccessPersons:
	a)	BlindTrusts/DiscretionaryAccounts
AllAccessPersonsandtheirFamilyMembersarepermittedtoenterintosecuritiestradesandare exemptfromthepre clearanceobligationsofthisPolicyiftheyare:
doneinablindtrust(i.e.,atrustinwhichyou(and/oraFamilyMember)areabeneficiary butforwhichyoudonotreceiveanyreportingandhavenoknowledgeregarding investments);or
doneinaccountsmanagedonyour(and/oraFamilyMember’s)behalfbyathirdparty financialadvisorwhohasfulldiscretionoverinvestmentdecisionsandforwhichno tradinginstructionsaregivenotherthancustomarygeneralclientinvestmentobjectives andsimilarinformation.
ReportingInsidersmaynot holdBrookfieldSecuritiesin blindtrustsor accountsmanagedontheir behalfbyathirdpartyfinancialadvisor,duetoinsiderreportingrequirements.
	b)	AccountsManagedbytheCompany
	AccessPersonsandtheir	FamilyMembersare requiredto pre clearandobtainapprovalfromthe Chief
	Compliance	Officer before establishing an investment management account to be managed by the
	Company.	If approved, the Access Person must follow the reporting requirements set forth in Part II
	Section2	herein.
	c)	PermittedSecurities
Transactions by Access Persons and their Family Members in the following types of securities (“Permitted Securities”) are exempt from the pre clearance requirements of this Policy, provided that such securities are not convertible, exchangeable or exercisable for or into Marketable Securities(asdefinedbelow):
governmentsecurities,foreignordomestic;
short term instruments, such as certificates of deposit (“CDs”) and guaranteed investment certificates,of financialintermediariesincludinglife insurancecompaniesand banks where theseinstrumentsarepurchasedforholdingtomaturity;
bankers acceptances, bank CDs, repurchase agreements or commercial paper of non financial institutions with a maturity of 180 days or less where these instruments are purchasedforholdingtomaturity;
purchases under DRIPs (discretionary DRIPs or stock purchase programs, however, must bepre clearedinaccordancewiththisPolicy);
open end mutual funds (or the equivalent,including funds of funds) not managedor sub advisedbyBIM;
closed endmutualfundsnotmanagedorsub advisedbyBIM;
exchange tradedfundsor“ETFs”(e.g.,Holders,iShares,OPALS);

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  non equityoptions(e.g.,indexfunds);
  foreignexchangesecurities(e.g.,currencyforwards);
  commodityfutures(e.g.,oil,cornandsugar);and
  insurance products in which underlying investment options are open end mutual funds, ETFSoraPermissibleSecurityenumeratedabove;and
  529 College Savings Plans in which underlying investment options are open end mutual funds,ETFsoraPermissibleSecurityenumeratedabove.

All securities that are not: (i) enumerated above, or (ii) Brookfield Securities, are by definition MarketableSecurities.

d)	BrookfieldSecurities
	Transactions	by Access Persons (and their Family Members) in BrookfieldSecurities are permitted,
	provided	that all such trades in Brookfield Securities do not occur during any applicable blackout
	periods	and are “pre cleared”. If an Access Person wishes to execute an order in Brookfield
	Securities,	they must submit a request for pre clearance through the Company’s automated trade
	approval	system. Approved transactions must be executed by the end of the second business day followingthereceiptofsuchapproval.
	Specific	approval is also not required for transactions in either Brookfield Securities that are:
	(i)	non volitional in nature, including mergers, recapitalizations, distributions in kind or similar
	transactions;or	(ii)purchases that are part of a DRIP;or (iii)transactionsrelatedto the issuanceof
	deferredcompensationawards	linkedto BrookfieldSecurities or the settlementof such awards,so longassuchsettlementoccursinaccordancewiththetermsoftheunderlyingawardagreement.
2)	InternalReportingObligations a. ReportableAccounts

Access Persons are requiredto identify all of their ReportableAccounts (as defined in Appendix D) on the Company’s automated trade approval system so that trading activities in those accounts can be monitored and the Company can ensure that an Access Person has made trades in Brookfield Securities in accordance with this Policy, and that no trades have been made in MarketableSecuritiesunlessanexemptionhasbeengranted.

Access Persons must identify their Reportable Accounts within 10 days of being notified of such designation. Statements for each Reportable Account must be provided to the compliance departmentinitiallywhenanindividualbecomesanAccessPerson,andonanongoingbasiswithin 30 days of the quarter. Access Persons are required to notify the compliance department when a ReportableAccountis openedor closed. AccessPersonsmay be askedto facilitatethe provisionof statements directly from the financial institution to the compliance department. Investments that are not held through a broker must be reported to the compliance departmentprior to any initial investment,orbecominganAccessPerson,andannuallythereafter.

For a blind trust/discretionary account reported by an Access Person to the Chief Compliance Officer, the Chief Compliance Officer shall obtain substantiating documentation from the broker dealer or investment adviser managing the discretionary account confirming that the Access Person does not have direct or indirect influence over the account, including the ability to buy or sellsecurities.

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b) InsiderReporting

Certain Access Persons may be considered “reporting insiders” under applicable securities laws (“Reporting Insiders”) and are required to file insider reports. In general, Reporting Insiders are persons who hold certain Brookfield positions and those persons who both: (i) receive or have access, in the ordinary course, to material non public information about Brookfield; and (ii) have the ability to exercise, directly or indirectly, significant power or influence over the business, operations, capital or development of Brookfield. This would generally include the boards of directors of our public entities and their CEO, CFO, Chief Operating Officer and others with similar levels of authority. Internal legal counsel maintains a list of all individuals who are considered ReportingInsidersforBrookfieldandanypublicly tradedcontrolledaffiliates.

If you fall within the definition of a Reporting Insider, you must ensure that you comply with any applicable insider reporting requirements in respect of transactions in Brookfield Securities. A descriptionoftherelevantinsiderreportingguidelinesissetoutinAppendixC.

c) InternalReportingofViolations

All Access Persons must report matters involving violations of this Policy promptly to the Chief ComplianceOfficer. You canreporta violationon a confidentialor anonymousbasis. The Company does not permit retaliation against Access Persons for reports submitted in good faith. Reports of violations will be investigated and appropriate actions will be taken by the Chief Compliance Officer.

d) Certifications

Access Persons will be required to certify quarterly and annually that they, and their Family Members,haveconformedtotherequirementsofthisPolicy.

PARTIII REVIEWBYTHEBOARDOFDIRECTORS

Atleastannually,theChiefComplianceOfficershallreporttotheBoardofDirectorsregarding:

i.	AllexistingproceduresconcerningAccessPersons’personaltradingactivities andanyproceduralchangesmadeduringthepastyear;
ii.	AnyrecommendedchangestothisPolicy;and
iii.	Asummaryofanyviolations,whichoccurredduringthepastyearwithrespect towhichsignificantremedialactionwastaken.

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PARTIV – ADDITIONALRULESAPPLICABLETODIRECTORS

Transactions by non employeedirectors, trustees and their Family Members in the Brookfield funds5 must complywiththeWrappertothePersonalTradingPolicysetforthinAppendixEherein.

PARTV MISCELLANEOUS

1. AccessPersons

The Chief Compliance Officer will identify all Access Persons who are under a duty to make reports to the Company and will inform such persons of such duty. Any failure by the Chief Compliance Officer to notify any person of his or her duties under this Policy shall not relieve such person of his or her obligations hereunder.

2. Records

The compliance department shall maintain records in a manner and to the extent set forth below, and shallbeavailableforexaminationbyregulatoryagencies:

(a)	a copy of this Policy and any other policy which is, or at any time within the past five years has been,ineffectshallbepreservedinaneasilyaccessibleplace;
(b)	a record of any violationof this Policy and of any action taken as a result of such violationshall be preservedin an easily accessible place for a period of not less than five years following the end of thefiscalyearinwhichtheviolationoccurs;
(c)	a copy of each report made pursuant to this Policy shall be preservedfor a periodof not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessibleplace;
(d)	a list of all persons who are required or within the past five years have been required, to make reportspursuanttothisPolicyshallbemaintainedinaneasilyaccessibleplace;
(e)	a copy of any writtenreport that describesany issues arisingunder this Policy sincethe last report to the board of directors of an investment company, including, but not limited to, information about material violations of this Policy and sanctions imposed in response to the material violations, which shall be maintained for a period of not less than five years following the end of thefiscalyearinwhichitismade,thefirsttwoyearsinaneasilyaccessibleplace;
(f)	a copy of any certificate stating that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating this Policy, which shall be maintainedfor a period of not less thanfive yearsfollowingthe endof the fiscal year in whichit is made,the first two yearsin an easilyaccessibleplace;and

5 Brookfieldfundsshall include thefunds listed in theWrapper tothis PolicyinAppendixE.

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(g)	a record of any decision and the reasons supporting the decision to approve the acquisition by AccessPersons of securitiesofferedin initialpublic offeringsand limitedofferingsfor not less than fiveyearsfollowingtheendofthefiscalyearinwhichtheapprovalisgranted.

3. Confidentiality

All reportsofsecuritiestransactionsandanyotherinformationfiledpursuantto this Policyshallbe treated asconfidential,excepttotheextentrequiredbylaw;

4. InterpretationofProvisions

The Board of Directors of the Company may from time to time adopt such interpretationsof this Policy as itdeemsappropriate.

5. Short TermEmployees

Temporaryemployees,consultants,and interns (collectively,“Short Term Personnel”)hired for a period of less than three months shall be treated as an Access Person and must abide by the Policy except for the reportingrequirementsunderPartIISection2a. andAppendixD herein.

6. ReviewProcess

Access Persons may request review by the Chief Compliance Officer of a decision or determination made by the Chief ComplianceOfficer or Boardof Directorspursuantto this Policy. The Chief ComplianceOfficer or the Board of Directors may elect to consider or reject the request for review. Any review conducted includingtheresultsshallbemaintainedintheAccessPerson’sfile.

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APPENDIXA
COMPLIANCE&LEGALCONTACTINFORMATION

SethGelman
ChiefComplianceOfficer
seth.gelman@brookfield.com
212 549 8415

JonTyras
ChiefFinancialOfficer& GeneralCounsel
jon.tyras@brookfield.com
212 549 8328

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APPENDIXB
ASSOCIATEDCOMPANIESANDENTITIES
(AsofSeptember24,2015)

Thefollowingisanon exhaustivelistofCompanyFundsandtheissuersofBrookfieldSecurities:

BIMClosed End Funds BrookfieldGlobalListedInfrastructureIncomeFundInc. BrookfieldHighIncomeFundInc. BrookfieldTotalReturnFundInc.

BrookfieldMortgageOpportunityFundInc.

BIMOpen EndMutualFunds
BrookfieldGlobalListedRealEstateFund
BrookfieldGlobalListedInfrastructureFund
BrookfieldRealAssetsSecuritiesFund
BrookfieldU.S. ListedRealEstateFund

BIMUCITSFunds BrookfieldGlobalListedRealEstateUCITSFund BrookfieldGlobalListedInfrastructureLongShortUCITSFund BrookfieldGlobalListedInfrastructureUCITSFund BrookfieldRealAssetsSecuritiesUCITSFundRAS BrookfieldU.S. ListedRealEstateUCITSFund

BIMPrivateFunds
BrookfieldAdvantageFundLP
BrookfieldGlobalListedInfrastructureMasterFundLP
BrookfieldGlobalEnergyLong/ShortFundLP
BrookfieldInvestmentFunds(QIAIF)PLC
WellsStreetGlobalPartners,LP
WellsStreetOffshoreLimited

BIMCanadaClosed End Funds
BrookfieldHighYieldStrategicIncomeFund
BrookfieldGlobalInfrastructureSecuritiesIncomeFund
BrookfieldSelectOpportunitiesIncomeFund
NewHorizonsIncomeFund

BAMAffiliatedSecurities
AcadianTimberCorp.
AinsworthLumberCo. Ltd.
BrookfieldAssetManagementInc.
BrookfieldCanadaOfficeProperties
BrookfieldDTLAFundOfficeTrustInvestorInc.
BrookfieldIncorporaçõesS.A.
BrookfieldInfrastructurePartnersL.P.
BrookfieldInvestmentsCorporation
BrookfieldPropertyPartnersL.P.

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BrookfieldPropertySplitCorp. Brookfield
RealEstateServicesInc. Brookfield
RenewableEnergyPartnersL.P.
BrookfieldRenewablePowerPreferredEquityInc.
BrookfieldResidentialPropertiesInc.
CWCWellServicesCorp.
GeneralGrowthProperties,Inc.
NorbordInc.
PartnersValueFundInc.
PartnersValueSplitCorp.
RouseProperties,Inc.
WilmingtonCapitalManagementInc.

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APPENDIXC
INSIDERREPORTINGGUIDELINES

ReportingInsiders

Under the insider reporting rules, reporting insiders of a reporting issuer (“Reporting Insiders”) must file insider reports upon becoming a Reporting Insider and upon any change in their holdings of securities of the reporting issuer. In general, these reporting requirements are intended to apply to persons who both (i) receive or have access, in the ordinary course, to material undisclosed information about the reporting issuer and (ii) have the ability to exercise, directly or indirectly, significant power or influence over the business, operations, capital or development of the reporting issuer. This would generally include the boards of directors of our public entities and their CEO, CFO, Chief Operating Officer, Senior Managing Partners and others with similar levels of authority. The Company’s internal legal counsel or the internal legal counsel for a publicly traded controlled affiliate, as applicable, maintains a list of all individuals who areconsideredReportingInsiders.

InsiderReporting

A person who becomes a Reporting Insider must file an insider report within 10 calendar days (or shorter period if prescribed by the regulations) of becoming a Reporting Insider. In addition, a Reporting Insider must also file an insider report when there is any change in their holdings of securities of the reporting issuerwithin fivecalendardays (orshorterperiodif prescribedbytheregulations)ofthechange.

In the insider report, a Reporting Insider must report not only their direct holdings of securities of the reportingissuer, but any indirect beneficialownershipof securities,as well as securities of reportingissuer over which they exercise control or direction. Under the insider reporting rules, beneficial ownership passes on the day of the trade, not the day of settlement. An insider report must include not only all publicly tradedsecuritiesofthe issuerheldby the ReportingInsider,whethertheybe votingor non voting, debt, equity and trust units, but also related financial instruments which include the grant, exercise or expiryofanyoptionsanddeferredorrestrictedshareunitsrelatedtothesesecurities.

Insider reports should be filed electronically through the System for Electronic Disclosure (SEDI). The consequences for failure to file in a timely manner or filing a report that contains information that is materially misleading may include late filing fees; the Reporting Insider being identified as a late filer on a public database of late filers maintained by certain securities regulators; the issuance of a cease trade order that prohibits the Reporting Insider from trading in securities of the applicable reporting issuer or anyreportingissueruntila specifiedperiodoftimehaselapsedorenforcementproceedings.

It is the personal responsibility of each Reporting Insider to ensure that the required insider reports are filed in a timely fashion. The Company’s internal legal counsel can assist you with the filing of these reports.

All Senior Managing Partners and directors of Brookfield are required to report to Brookfield’s internal legal counsel any trades of Brookfield Securities within two (2) business days so that appropriate insider reportscanbefiled.

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APPENDIXD
REPORTABLEACCOUNTS

A “ReportableAccount”is anaccountoverwhichtheAccessPersonhasinvestmentdiscretion,influenceor control,andinwhichtheAccessPersonmaybenefitfromprofitsintheaccount,otherthan:

  Anyaccountinwhichtransactionsareeffectedonlypursuanttoanautomaticinvestmentplan;
  Any account which holds only bank certificates of deposit, bankers’ acceptances, commercial paper, direct obligations of the Government of the United States, money market funds, and open ended mutualfunds(notmanagedbytheCompany).
  Accounts managed by a professional third party financial advisor who has full discretion over investmentdecisionsandforwhichyoudonotprovideanytradinginstructions;
  Ablindtrustinwhichyouareabeneficiarybutforwhichyoudonotreceiveanyreportingandhaveno knowledgeregardingtheinvestmentsintheaccount;

ReportableAccounts,asdefinedabove,mayinclude:

  Personalbrokerageaccounts(including,but not limitedto: individualand joint accounts,401(k)s,RSPs, IRAs, UGMAs, RESPs, TFSAs, LIRAs, Keogh Plans, trusts, family limited partnerships, guardianship or conservatorshipsaccounts);
  AccountsofFamilyMemberslivinginthesamedwellingasyou;
  Investmentclubaccounts;
  AccountsforbusinessinterestsoutsideoftheCompany;
  Accountsforwhichyouareatrusteeorforwhichyouhavediscretionaryauthority;and
  Employer sponsored retirement accounts if they are self directed or if they hold securities other than open end mutualfunds(i.e.,profitsharingand401(k)s). ThisincludestheCompany’s401(k)plan.

ReportableAccounts,asdefinedabove,donotinclude:

  Accounts in which you are permitted to hold only open end mutual funds (i.e. accounts held directly withamutualfundCompany);and
  Insurance products only if the underlying investment options are mutual funds or exchange traded funds.

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APPENDIXE

WRAPPERTOTHEPERSONALTRADINGPOLICY

BROOKFIELDTOTALRETURNFUND,INC. (“HTR”)

     BROOKFIELDHIGHINCOMEFUND(“HHY”) BROOKFIELDGLOBALLISTEDINFRASTRUCTUREINCOMEFUNDINC. (“INF”) BROOKFIELDMORTGAGEOPPORTUNITYINCOMEFUND,INC. (“BOI”) BROOKFIELDINVESTMENTFUNDS

(Collectively,the“Funds”)

The Board of Directors/Trustees of each Fund hereby adopts the Personal Trading Policy (the “Policy”) of Brookfield Investment Management Inc. (the “Adviser”), in addition to the following changes (the “Wrapper”):

I.	QuarterlyReportingRequirements
	(a)	Disinterested Directors/Trustees are to submit a Quarterly Transaction Report to the Funds’ CCO of any personal transaction on a security that, at the time of the personal transaction, such Director/Trustee in her official capacity is aware that the Funds are to purchase or sell, or have purchased or sold, the same security within 15 days before and after such Director/Trustee’spersonaltransaction(the“CoveredTransactions”).
	(b)	The Quarterly Transaction Report shall include any transaction effected by the Disinterested Directors/Trustees’ intheir personalbrokerageaccountsand in brokerage accountsoftheirimmediatefamilyorhousehold.
	(c)	TheQuarterlyTransactionReportshallnot includebrokerageaccountswherethe DisinterestedDirectors/Trusteeshavenodirectorindirectinfluenceorcontrol.
	(d)	Should the Disinterested Directors/Trustees have no Covered Transactions to report, sheshallreportsuchontheQuarterlyTransactionReport.
	(e)	TheformQuarterlyTransactionReportisherebyattachedasExhibitA.
	(f)	In addition to the Disinterested Directors/Trustees of the Funds, the Funds’ Chief Compliance Officer (“CCO”) may from time to time identify other persons who shall have the duty to report their personal transactions pursuant to the Wrapper(e.g. other AccessPersons).
II.	Pre clearanceRequirements

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	(a)	Disinterested Directors/Trustees must pre clear with the Funds’ CCO any personal transaction in the Funds prior to acquiring or disposingof beneficial ownershipinthe Funds bysubmittingapreclearancerequestformattachedheretoinExhibitB;
	(b)	SuchpurchaseorsalehasbeenapprovedbytheCCOorhisdesignee;
	(c)	The approved transaction is completed on the same or next business day approval is received;and
	(d)	The CCO or his designee has not rescinded such approval prior to execution of the transaction.
III.	AdministrationofthePolicyandWrapper
	(a)	The Funds shall use reasonable due diligence and shall institute procedures reasonablynecessarytopreventviolationsofthePolicyandtheWrapper.
	(b)	At least annually, the Funds’ CCO shall furnish a report for the Boards of Directors/Trustees’considerationwhich:
Describes any issues arising under the Policy, under the Wrapper or under the procedures implementedhereunder,which may include materialviolationsand the relevantsanctionsimposed;and
Certifies to the Boards of Directors/Trustees that the Funds have adopted procedures reasonably necessary to prevent violations of the Policy and the Wrapper.
IV.	Sanctions
Sanctions,ifany,aretobeimposedonaDisinterestedDirectors/Trusteesuponaresolutionbya
majorityoftheofsuchFund’sBoardofDirectors/Trustees.
V.	Form3,4and5
	(a)	Adirector,trusteeorofficer(collectively“Insider”)oftheclosed endfundsmanagedby theAdviserthatisregisteringaclosed endfundforthefirsttimeunderSection12ofthe SecuritiesExchangeActof1934mustfileaForm3nolaterthantheeffectivedateofthe registrationstatement. Iftheclosed endfundmanagedbytheAdviserisalready registeredunderSection12,theInsidermustfileaForm3withintendaysofbecomingan Insider.
	(b)	IfanInsiderbuysorsellssharesoftheclosed endfundsmanagedbytheAdviser,the changeofownershipisreportedonForm4andmustbereportedtotheSECwithintwo businessdays.

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(c)	IfanInsidertransactionwasnotreportedonForm4oranInsidertransactionwaseligible fordeferredreporting,aForm5shallbefiled. Ifapplicable,theForm5mustbefiled within45daysaftertheendoftheFund’sfiscalyear.
(d)	TheChiefComplianceOfficerorhisdesigneeshallcompletetheForm3,4and5filingson behalfoftheInsiderviatheSECEdgarsystemunlessotherwiseinstructedbytheInsider.

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EXHIBITA

QUARTERLYREPORTOFSECURITIESTRANSACTIONSIN

BROOKFIELDFUNDS

Forthequarterended

IhavesecuritiestransactionsinBrookfieldFundstoreportforthequarterandtheyare listedasfollows(toreportadditionaltransactions,pleaseattachadditionalpages,as needed). ThisreportwillnotbeconstruedasanadmissionthatIhaveanydirectorindirect beneficialownershipintheCoveredSecuritiesorinsharesoftheFundtowhichthisreport relates.

			Interest Rate/				Nameof
	Shares/		Maturity Date				Brokeror
Date	Amount	Security*	(IfApplicable)	Price	Buy	Sell	BankUsed

*PleaselistthefullnameofthesecurityaswellasthetickersymbolorCUSIPnumber.

Notes

Directions:

1.	Include all transactions during the calendar quarter set forth above in “Covered Securities” and in shares of the Fund in which you (or a member of your immediate family/household) have “Beneficial Ownership[6]”.
2.	Report all transactions for all accounts except with respect to accounts over which you have no direct or indirect influence or control. You are also not required to report transactions effected pursuant to an “AutomaticInvestmentPlan”asdefinedintheCode.

6 BeneficialOwnershipshallbeinterpretedsubjecttotheprovisionsofRule16a 1(a)(exclusiveof Section(a)(1)ofsuchRule)oftheSecuritiesExchangeActof1934.

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3.	A report on this form is required within 30 calendar days after the end of each quarter.

Signature

Name (Please Print)

Date submitted:

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EXHIBIT B

BROOKFIELD INVESTMENT MANAGEMENT INC.

PRECLEARANCE REQUEST AND AUTHORIZATION

Preclearance Request (to be completed by Directors/Trustees of each Fund for all trades requiring preclearance -- prior to the personal trade)

Name of Director/Trustee:

Date for which approval is requested:

Name of the Issuer to be purchased or sold:

Number of shares to be purchased or sold:

Nature of the transaction (i.e., Purchase, Sale):

Do you have any material nonpublic information concerning the issuer? Yes No

To the best of your knowledge and belief, the answers that you have provided above are true and correct.

Signature

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BROOKFIELD INVESTMENT MANAGEMENT INC.

PRECLEARANCE REQUEST AND AUTHORIZATION

Approval or Disapproval of Preclearance Request (to be completed by the Compliance Officer):

I confirm that the above-described proposed transaction appears to be consistent with the policies described in the Code and that the conditions necessary for approval of the proposed transaction have been satisfied.

I do not believe the above described proposed transaction is consistent with the policies described in the Code or the conditions necessary for approval of the proposed transaction have been satisfied.

Dated:

Signed:

Title:

POST EXECUTION:

Total Shares Purchased:

Total Shares Sold:

Direct or Indirect Ownership:

Execution Price:

Date of Execution:

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